Exhibit 99.1
CONTACT:	MARK THOMAS
MANAGER OF INVESTOR RELATIONS
(281) 921-6400

Release #12-07

CARBO CERAMICS INC. ANNOUNCES FIRST QUARTER 2012 EARNINGS

Conference Call Scheduled for Today, 10:00 a.m. Central Time

•	Quarterly revenues of $163.2 million were up 8 percent compared to the same quarter in the prior year

•	Net income of $30.3 million, or $1.31 per diluted share for the quarter

•	Received Air Quality Permit for new ceramic proppant plant in Millen, Georgia

HOUSTON, TX (April 26, 2012) — CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $30.3 million, or $1.31 per diluted share, on revenues of $163.2 million for the quarter ended March 31, 2012.

President and CEO Gary Kolstad commented, “Compared to the fourth quarter of 2011, sales volumes rebounded, up 4% to 404 million pounds while our average proppant price remained relatively flat. We were very pleased with the trend in the first quarter sales volumes as we continued to place increased amounts of ceramic proppant into the liquids-rich basins. Additionally, our client base continued to expand as E&P operators achieve increased production results by utilizing our high conductivity, high quality ceramic proppant.

“The industry transition in North America from gas-directed activity to oil-directed activity continues. For CARBO, this transition is largely complete as the vast majority of our U.S. ceramic proppant sales volume is now being sold into liquids-rich basins.

“This increased amount of activity in the infrastructure-limited, liquids-rich basins introduced supply chain challenges to the industry. These challenges resulted in higher supply chain costs for CARBO this quarter. CARBO is investing in strategic projects to strengthen its distribution in order to meet the present and future demands of our clients. We are pleased with the progress made thus far and anticipate these investments should be completed before the end of the year.

“In late January, the start-up of our second resin-coating line in New Iberia was initiated. This line produced minimal quantities during the quarter due to the limited availability of third-party supplied northern white sand.

“Our environmental risk reduction business, Falcon Technologies®, continues to see growth in both client base and geographical operations. Product line growth also continues in its suite of Engineered to ProtectTM solutions for E&P operators with the introduction of their first reusable Location Liner during the first quarter,” Mr. Kolstad said.

First Quarter Results

Revenues for the first quarter of 2012 increased 8 percent, or $12.3 million, when compared to the first quarter of 2011. North American (defined as Canada and the U.S.) proppant sales volume decreased 2 percent while International proppant sales volume increased 21 percent, compared to the same period last year.

Compared to the fourth quarter of 2011, the Company experienced increases in both North American and International proppant sales volumes.

CARBO Ceramics First Quarter 2012 Earnings Release

April 26, 2012

Operating profit for the first quarter of 2012 remained relatively flat compared to the first quarter of 2011. Higher gross profit from an increase in the average proppant selling price and a greater contribution from some of the Company’s other business units were relatively offset by increases in freight, logistics, and selling, general, administrative and other operating expenses.

Net income for the first quarter of 2012 remained relatively flat compared to the first quarter of 2011.

The Company repurchased 60,000 shares of its common stock at an average price of $95.44 per share during the first quarter of 2012 pursuant to its previously announced stock repurchase program. Since September 2008, 1.9 million shares have been repurchased at an average price of $41.70 per share.

Proppant Sales Volumes (in millions lbs)	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Ceramic Proppant Volumes	362	376
Other Proppant Volumes*	42	23

Total	404	399

*	Includes CARBOBOND® RCS (resin-coated sand) and API / ISO certified ceramic proppant manufactured on an outsourced basis.

Technology and Business Highlights

•

CARBO technical personnel successfully completed several fracturing design and evaluation projects demonstrating the benefits of Economic Conductivity® and Data and Neural AnalysisSM (DANA) studies in various unconventional reservoirs.

•

CARBO has successfully demonstrated the value of CARBONRT®, a non-radioactive detectable proppant, on five continents around the globe. The backlog of CARBONRT jobs continues to grow as E&P operators choose to measure fracture height without the environmental concerns associated with radioactive material.

•

Falcon Technologies broadened its product suite of solutions that are Engineered to Protect by delivering its first Location Liner during the quarter. The Location Liner serves as an impermeable and efficient protector of the ground soil during completion and fracturing operations, and has the ability to be transported and re-used on multiple locations.

Outlook

CEO Gary Kolstad commented on the outlook for the Company stating, “We believe 2012 will be a challenging year, primarily due to the continued transition underway by the industry to relocate equipment, services, and supplies into the liquids-rich basins in North America. As a result, pricing pressures will likely become more evident in the industry over the remainder of the year. With respect to our pricing strategy, it is important to note that during past cycles we have been prudent about increasing price during the upturns and disciplined during the downturns. At this point, second quarter proppant sales volumes are expected to be similar, or better than, the volumes sold in the first quarter of 2012, despite the lower activity in Canada as a result of spring break-up. We continue to pursue new opportunities by demonstrating the benefits of Economic Conductivity and the resulting increase in production rates and estimated ultimate recovery that can be achieved by using the Company’s high quality, high conductivity proppants.

“With respect to our future ceramic production capacity additions, we are pleased to announce the receipt of the Air Quality Permit for our plant in Millen, Georgia and are moving forward with construction of the first 250 million pound line. Operations at our Millen plant could commence near the end of 2013.

CARBO Ceramics First Quarter 2012 Earnings Release

April 26, 2012

“As previously mentioned, we initiated the start-up of our 300 million pound resin-coated line in New Iberia in late January 2012. Production output, however, continues to be limited by the availability of third-party supplied northern white sand that meets the Company’s specifications. The completion of our sand processing facility in Marshfield, Wisconsin is a priority, and we expect to be utilizing our own sand reserves in the third quarter of 2012. Regarding our Marshfield, Wisconsin resin-coating operation, capital spending on this project has been slowed by approximately six months and this operation could commence near the end of the first half of 2013.

“We continue to expect solid growth from Falcon Technologies as it builds out a suite of Engineered to Protect solutions that protect our clients’ assets and reputations. Falcon continues to expand geographically, with a new operations center in Colorado.

“In summary, 2012 will have its challenges as supply and demand dynamics of the industry are rebalanced. However, as we have done for over 30 years, we will continue to focus on managing the business through these swings in activity and positioning the Company for long-term success,” Mr. Kolstad concluded.

As previously announced, a conference call to discuss the Company’s first quarter results is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern). To participate in the teleconference, investors in the U.S. should dial 1-877-883-0383 at least 10 minutes before the start time and reference conference number 10012072. Canada-based callers should dial 1-877-885-0477, and international callers outside of North America should dial 1-412-902-6506. The conference call also can be accessed by visiting the Company’s website, www.carboceramics.com.

CARBO is the world’s largest supplier of ceramic proppant for fracturing oil and gas wells, and a major supplier of resin coated sand proppant; the provider of the industry’s most widely used fracture simulation software; and a provider of fracture design and consulting services. The Company also provides a broad range of technologies for spill prevention, containment and countermeasures, along with geotechnical monitoring.

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing, distribution and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

CARBO Ceramics First Quarter 2012 Earnings Release

April 26, 2012

	Three Months Ended March 31
	2012	2011
	(In thousands except per share data)
Revenues	$163,166	$150,830
Cost of sales	99,702	88,774

Gross profit	63,464	62,056
Selling, general & administrative expenses	16,652	14,287
Start-up costs	62	—
Loss on disposal or impairment of assets	5	1,679

Operating profit	46,745	46,090
Interest (expense) income, net	(44)	44
Foreign currency exchange loss, net	(435)	(188)
Other expense, net	(259)	(77)

Income before income taxes	46,007	45,869
Income taxes	15,716	15,705

Net income	$30,291	$30,164

Earnings per share:
Basic	$1.31	$1.30

Diluted	$1.31	$1.30

Average shares outstanding:
Basic	22,974	23,015

Diluted	22,975	23,016

Depreciation and amortization	$10,604	$8,180

Selected Balance Sheet Information

	March 31, 2012	December 31, 2011
	(In thousands)
Assets
Cash and cash equivalents	$32,033	$41,270
Other current assets	263,129	261,295
Property, plant and equipment, net	411,169	392,659
Intangible and other assets, net	32,889	33,477
Total assets	751,384	740,865
Liabilities and Shareholders’ Equity
Accrued income taxes	$8,167	$—
Other current liabilities	59,678	79,066
Deferred income taxes	35,848	31,641
Shareholders’ equity	647,691	630,158

Total liabilities and shareholders’ equity	$751,384	$740,865